INLAND REAL ESTATE CORPORATION

4.625% CONVERTIBLE SENIOR NOTES DUE 2026

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF MAY 17, 2010

Wells Fargo Bank, National Association, as successor trustee to LaSalle Bank National Association

AS TRUSTEE

This FIRST SUPPLEMENTAL INDENTURE, dated as of May 17, 2010 (this “Supplemental Indenture”), between INLAND REAL ESTATE CORPORATION, a corporation duly organized under the laws of the State of Maryland (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as successor trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and LaSalle Bank National Association (the “Prior Trustee”) have heretofore executed and delivered an Indenture, dated as of November 13, 2006 (the “Indenture”), relating to the Company’s 4.625% Convertible Senior Notes due 2026 (the “Securities”);

WHEREAS, pursuant to the Instrument of Resignation, Appointment and Acceptance, dated as of October 27, 2008, by and among the Company, the Prior Trustee and the Trustee, and effective as of 12:00 p.m. on November 10, 2008, the Prior Trustee resigned as trustee and paying agent under the Indenture and the Trustee accepted appointment as the trustee and paying agent under the Indenture and agreed to be bound by the terms of the Indenture;

WHEREAS, Section 10.01(i) of the Indenture provides that the Company, when authorized by or pursuant to a resolution of the Board of Directors, and the Trustee may amend or supplement the Indenture, without the consent of any Holders of the Securities, to conform the text of the Indenture or the Securities to any provision of the “Description of Notes” section of the Offering Memorandum dated November 7, 2006 pursuant to which the Securities were offered and sold, to the extent that such provision in the “Description of Notes” section was intended to be a verbatim recitation of a provision of the Indenture or the Securities;

WHEREAS, as set forth in this Supplemental Indenture, the Company desires to amend Section 10.02(a) of the Indenture to conform it to the “Description of Notes – Modification of the Indenture” section of the Offering Memo; and

WHEREAS, the Company has been authorized by or pursuant to a resolution of the Board of Directors, has taken all necessary corporate action to authorize the execution and delivery of this Supplemental Indenture, and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel required by the Indenture in connection with the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Defined Terms.  Any term used in this Supplemental Indenture that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AMENDMENTS

Section 2.01.  Amendment.  Effective as of the Amendment Effective Date (as defined below), Section 10.02(a) of the Indenture shall be amended by deleting the text of Section 10.02(a)(viii) in its entirety and inserting “[intentionally omitted]” in lieu thereof:

ARTICLE 3

EFFECTIVENESS

Section 3.01.  Effectiveness.  This Supplemental Indenture shall become effective upon its execution by the Company and the Trustee (the “Amendment Effective Date”).

ARTICLE 4

MISCELLANEOUS

Section 4.01.  Notices.  All notices and other communications to each Holder shall be given as provided in the Indenture.

Section 4.02.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.03.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture and the Trustee assumes no responsibility for its correctness.

Section 4.04.

Governing Law.  This Supplemental Indenture and the Securities shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Section 4.05.

Multiple Counterparts.  The parties may sign multiple counterparts of this Supplemental Indenture.  Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 4.06.

Separability.  If any provisions in this Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.07.

Headings.  The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and made effective as of the date and year first above written.

INLAND REAL ESTATE CORPORATION

By:  /s/ Mark Zalatoris

Name: Mark Zalatoris

Title: President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:  /s/ Gregory S. Clarke

Name: Gregory S. Clarke

Title: Vice President

[Signature Page for First Supplemental Indenture]

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